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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


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     Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[x]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                              Dave & Buster's, Inc.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person (s) Filing Proxy Statement, if other than the Registrant)

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The following additional materials may be used in connection with the solicitation of proxies by Dave & Buster's, Inc.:


May 30, 2003

On May 30, 2003, Dolphin Limited Partnership I issued a press release discussing, among other things, our historical stock price performance and our executive compensation practices. We thought it important for us to put Dolphin's comments in proper context.

Stock Price Performance

Dolphin's press release references the decline in our stock price relative to 1999 levels. We think that the data utilized by Dolphin presents a distorted picture, in that it has chosen as a starting point a date upon which our stock price was near its all-time high. Indeed, we expect, given the general stock market decline in recent years, that the current stock prices for many companies today would compare unfavorably to their all-time highs.

To illustrate our point, we offer the following alternative measures:

     o On September 10, 2001, the day before the September 11 tragedies that did so much to disrupt our economy, particularly in our sector, our stock closed at $5.45 per share. With a price of $9.48 per share at yesterday's market close, $1.00 invested on September 10, 2001 would now be worth approximately $1.74, a 74 percent increase.

     o On December 3, 2001, with our stock at $6.28 per share, DAB began a program of significant cost reductions under its new CFO. With a price of $9.48 per share at yesterday's market close, $1.00 invested on December 1, 2001 would now be worth approximately $1.51, a 51 percent increase.

We offer these comparisons not in an attempt to rewrite history, but simply to highlight positive trends in our stock price that we think should be considered as part of any balanced analysis or presentation.

The bottom line is that no one is more acutely aware of our stock price performance than our directors and executive management team, who together beneficially own over 15 percent of the outstanding equity of the Company on a fully diluted basis. Looking forward, we understand that the market will reward performance, and we believe (as described in more detail in our recent mailings to our shareholders) that we have the right team and the right operating and governance plans in place to deliver that performance. In early May, we reconfirmed our EPS guidance for fiscal 2003 in a range of $0.77 to $0.85, compared to EPS of $0.40 in fiscal 2002 -- despite a sluggish economic environment.



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Executive Compensation:  Pay Directly Linked to Performance

Our previous mailings to shareholders and our SEC filings highlight our compensation policies to link executive compensation with Company performance, as well as some recent actions taken in this area by our Compensation Committee and our management team. We think this information demonstrates our commitment to these policies and our willingness to be responsive to our shareholders on these matters. Most recently, Buster Corley, our CEO and COO, and Dave Corriveau, our President, agreed to take a 20 percent cut in their base salaries for 2003. Dave and Buster have the ability to make up all or part of this amount only if the Company achieves at least a 50-100% increase in earnings per share over fiscal 2002. Further, as part of our agreement with shareholder Renaissance Capital announced on May 15, 2003, both Dave and Buster will take further salary cuts in the event that the Company fails to achieve pre-tax income of 9% of its revenues in the fourth quarter of the current fiscal year. If these financial performance targets are not met, their salaries will be cut an additional 27% in fiscal 2004, resulting in a potential 40% reduction from 2002 levels.



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